Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated June 20, 2008 on the combined balance sheet of DanMar & Associates, Inc. and Juhl Energy Development, Inc. as of December 31, 2007 and 2006, and the related combined statements of operations, changes in stockholder’s equity, and cash flows for the years then ended in Amendment No. 1 to the Form S-1 Registration Statement of Juhl Wind, Inc. dated on or about January 21, 2009 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P
Certified Public Accountants

Minneapolis, Minnesota
January 20, 2009